Exhibit 99.1

FOR IMMEDIATE RELEASE

Rob Mason Named CEO Successor at Valassis

Alan Schultz to Remain Chairman of the Board

Livonia, Mich., August 23, 2011: Valassis (NYSE: VCI), one of the nation’s leading media and marketing services companies, announced the planned retirement of its Chairman, President and Chief Executive Officer, Alan F. Schultz, on December 31, 2011, after 27 years with the company. Mr. Schultz will retain his Chairman of the Board role and has also entered into a three-year consulting arrangement with the company to assist with the leadership transition. This agreement will be effective on January 1, 2012, upon the expiration of Mr. Schultz’s current employment contract. The Board of Directors has appointed Rob Mason, Executive Vice President of Sales and Marketing to succeed Mr. Schultz as Chief Executive Officer and President. In preparation for the transition, Mr. Mason has been appointed to the Valassis Board of Directors effective September 1, 2011.

Rob Mason has been with the company since 1995 and has held a variety of leadership positions at the company, including his current position of Executive Vice President of Sales and Marketing, where he is responsible for leading a team of approximately 700 sales and marketing professionals. Previously, he held the positions of President of ADVO (currently the Valassis shared mail business segment) and Chief Sales Officer.

“I have great confidence in Rob and his ability to lead our company to the next level. He has proven his readiness through our planned succession process and will be supported by our deep and experienced management team,” said Schultz. “Rob and I will work side-by-side to ensure a smooth transition.”

The succession plan at Valassis has been overseen by its Board of Directors. “Our succession planning efforts over the past several years have led us to a tremendous candidate in Rob Mason,” said Joseph A. Anderson, member of the Valassis Board of Directors and Chairman of the Corporate Governance/Nominating Committee. “Rob’s leadership and vision made him the clear choice to become the future CEO.”

“I am honored to be given the opportunity to lead this great company, and eager to drive Valassis through the next phase of our journey,” said Mason. “It’s an exciting time to be leading this company. Our core business is healthy which allows us the ability to focus on our investment in our digital media business and drive significant growth over the coming years.”

In 2007, Schultz led the company through a $1.2 billion acquisition and integration of ADVO Inc., the nation’s then-leading direct mail media company. The successful integration and significant improvements to this business have contributed greatly to the company’s strong financial performance.

“It has been my privilege to serve the more than 7,000 Valassis associates for over 27 years,” said Schultz. “Together, we have created a culture that values innovation, risk-taking and provides more value to consumers than anyone in the world. I could not be more proud of the accomplishments of our team, and I am pleased that Rob will now have the opportunity to lead the company as our next CEO.”

Schultz’s career with Valassis began in 1984, and he held a variety of leadership positions before being named CEO and President in 1998. Under his leadership, the company has nearly quadrupled revenues, significantly diversified its customer base and product portfolio and evolved into a global marketing services powerhouse with revenues in excess of $2.3 billion. Today, it offers blended media solutions to over 15,000 advertisers in a wide-variety of industries.

About Valassis

Valassis is one of the nation’s leading media and marketing services companies, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum® media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform – in-home, in-store and in-motion. Through its digital offering, including redplum.com and save.com, consumers can find compelling national and local deals online. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and eight countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America’s Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For more information, visit http://www.valassis.com, http://www.redplum.com and http://www.save.com.

Cautionary Statements Regarding Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from our existing competitors; new competitors in any of our businesses; a shift in client preference for different promotional materials, strategies or coupon delivery methods, including, without limitation, as a result of declines in newspaper circulation; an unforeseen increase in paper or postal costs; changes which affect the businesses of our clients and lead to reduced sales promotion spending, including, without limitation, a decrease of marketing budgets which are generally discretionary in nature and easier to reduce in the short-term than other expenses; our substantial indebtedness, and ability to refinance such indebtedness, if necessary, and our ability to incur additional indebtedness, may affect our financial health; the financial condition, including bankruptcies, of our clients, suppliers, senior secured credit facility lenders or other counterparties; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in our clients’ promotional needs, inventories and other factors; our failure to attract and retain qualified personnel may affect our business and results of operations; a rise in interest rates could increase our borrowing costs; possible governmental regulation or litigation affecting aspects of our business; clients experiencing financial difficulties, or otherwise being unable to meet their obligations as they become due, could affect our results of operations and financial condition; uncertainty in the application and interpretation of applicable state sales tax laws may expose us to additional sales tax liability; and general economic conditions, whether nationally, internationally, or in the market areas in which we conduct our business, including the adverse impact of the ongoing economic downturn on the marketing expenditures and activities of our clients and prospective clients as well as our vendors, with whom we rely on to provide us with quality materials at the right prices and in a timely manner. These and other risks and uncertainties related to our business are described in greater detail in our filings with the United States Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filings. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Mary Broaddus

Director, Investor Relations and Corporate Communications

734-591-7375

broaddusm@valassis.com